Exhibit 8.1

PLAN OF SHARE EXCHANGE

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT MADE EFFECTIVE AS OF THE _25_ DAY OF ____April________, 2005 (the "Effective Date").

BETWEEN:

BELUGA COMPOSITES CORPORATION, a Delaware corporation whose securities trade on the NASDAQ Pinksheets under the symbol BCCG, having offices at Suite 1100 – 475 Howe Street, Vancouver, BC, V6C 2B3;

(“Beluga”)

AND:

PANOX PETROLEUM PRODUCTS INC., a Quebec corporation, having offices at Suite 110 - #1 Provost Street, Montreal, QB, Canada, H8S 4H2;

(“Panox)

WHEREAS the Board of Directors of Beluga and Panox each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Share Exchange (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Share Exchange in accordance with this Agreement;

AND WHEREAS for Federal income tax purposes, it is intended that the Share Exchange qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

AND WHEREAS Beluga and Panox desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the receipt of which is hereby acknowledged, the parties covenant and agree with each other as follows:

ARTICLE I - The Share Exchange

Section 1.1  The Share Exchange

Beluga Composites Corporation, a Delaware Corporation, at the Effective Date and upon the terms and subject to the conditions of this Agreement and in accordance with the general corporate laws of the State of Delaware, shall exchange the shares as set forth below for one hundred percent (100%) of the issued and outstanding shares of Panox Petroleum Products (as defined below) (the “Share Exchange”).  Following the Share Exchange, Panox shall continue as a wholly owned subsidiary of Beluga, and Beluga shall be the acquiring corporation (the “Acquiring Corporation”), and shall continue to be governed by the laws of the jurisdiction of its incorporation or organization.   The Share Exchange is intended to qualify as a tax-free reorganization under Section 368 of the Code as it relates to the non-cash Exchange of stock referenced herein.

Section 1.2  Effective Date

Subject to the terms and conditions set forth in this Agreement, a Certificate of Share Exchange (the “Share Exchange Certificate”) shall he duly executed and acknowledged by Panox and Beluga upon the Effective Date and be deemed effective as of the Effective Date.

Section 1.3  Closing of the Share Exchange

The closing of the Share Exchange (the “Closing”) will take place immediately upon execution of this Agreement (the “Closing Date”), and shall be deemed effective prior to the parties receipt of the respective share certificates as further set out in this Agreement.

Section 1.4  Effects of the Share Exchange

At the Effective Date, all the properties, rights, privileges, powers of Panox shall vest in the Acquiring Corporation, and Panox shall remain a wholly owned subsidiary of Beluga.

Section 1.5  Board of Directors and Officers Beluga

At or prior to the Effective Date, each of Panox and Beluga agrees to take such action as is necessary to cause the Directors and Officers of Beluga to consist of the following:

•

Dean Panofsky – President and Chairman of the Board - Director

•

Sheny Jaffer – Vice-President, Marketing and Director

•

Michael Heller – Legal Advisor and Secretary and Director

•

Kebir Ratnani – Director

Section 1.6  Conversion of Shares

The following shall occur and be true as of the Effective Date:

(a) Each share of common stock of Panox (individually a “Panox Share” and collectively, the “Panox Shares”) issued and outstanding immediately prior to the Effective Date shall, by virtue of the Share Exchange and without any action on the part of Panox, or Beluga or the holder thereof, be converted into and shall become fully paid and non-assessable Beluga common shares (individually a “Beluga Share” and collectively, the “Beluga Shares”) such Beluga Shares and shareholdings to be issued as set out on Schedule “A” hereto (the “Shareholder List”) and each one Panox Share to be converted into one Beluga Share.

(b) Each Panox Share held in the treasury of Panox, by Panox immediately prior to the Effective Date shall, by virtue of the Share Exchange and without any action on the part of Panox or Beluga be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

Section 1.7  Exchange of Certificates

     (a) On the Effective Date, Beluga shall immediately deliver the Shareholder List to its transfer agent, Manhattan Transfer Registrar Company (the “Transfer Agent”), and direct the Transfer Agent to prepare the certificates representing the Beluga Shares as set out on the Shareholder List.

     (b) As soon as reasonably practicable after the Effective Date, the Transfer Agent shall mail to each holder of record of a certificate their respective share certificates.

    (c) All Beluga Shares issued for Exchange of Panox Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Panox Shares.

Section 1.8  Stock Options

At the Effective Date, each outstanding option to purchase Panox Shares, if any (a “Panox Stock Option” or collectively, “Panox Stock Options”) issued pursuant to any Panox Stock Option Plan or Panox Long Term Incentive Plan whether vested or unvested, shall be converted into stock options in Beluga (a “Beluga Stock Option” or collectively, “Beluga Stock Options”) and any Panox Stock Option Plan or Panox Long Term Incentive Plan shall be adopted by Beluga, and become a Beluga Stock Option Plan or Panox Long Term Incentive Plan.

Section 1.9  Taking of Necessary Action: Further Action

If, at any time after the Effective Date, Panox or Beluga reasonably determines that any deeds, assignments, or instruments or confirmations or transfer are necessary or desirable to carry out the purposes of this Agreement and to vest Beluga with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Panox) the officers and directors of Beluga and Panox are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2 - Representations and Warranties of Beluga

Beluga hereby represents and warrants to Panox as follows:

Section 2.1  Organization and Qualification

(a) Beluga is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

     (b) Beluga has heretofore delivered to Panox accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Beluga.

Section 2.2  Capitalization of Beluga

The authorized capital stock of Beluga consists of: (i) one hundred million (100,000,000) Beluga Common Shares.  All of the outstanding Beluga Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of pre-emptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Beluga, (ii) securities of Beluga convertible into or exchangeable for shares of capital stock or voting securities of Beluga (iii) no obligations of Beluga to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Beluga, and (iv) equity equivalents, interests in the ownership or earnings of Beluga or other similar rights (collectively, “Beluga Securities”). As of the date hereof there are no outstanding obligations of Beluga or its subsidiaries to repurchase, redeem or otherwise acquire any Beluga Securities or stockholder agreements, voting trusts or other agreements or understandings to which Beluga is a party or by which it its bound relating to the voting or registration of any shares of capital stock of Beluga. For purposes of this Agreement, “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

Section 2.3  Authority Relative to this Agreement; Recommendation

(a) Beluga has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Beluga (the “Beluga Board”) and no other corporate proceedings on the part of Beluga are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to herein, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding Beluga Shares. This Agreement has been duly and validly executed and delivered by Beluga and constitutes a valid, legal and binding agreement of Beluga, enforceable against Beluga in accordance with its terms.

(b) The Beluga Board has resolved to recommend that the stockholders of Beluga approve and adopt this Agreement.

Section 2.4  SEC Reports, Financial Statements

Beluga will file all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") including the filing of its initial registration statement on Form 1OSB which will be prepared in compliance in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated there-under, respectively), each as in effect on the dates such forms, reports and documents were or will be filed.

Section 2.5  Consents and Approvals; No Violations

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements to the Securities Act, the Exchange Act, state securities or blue sky laws, the rules of the National Association of Securities Dealers, Inc. (“NASD”), no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by Beluga of this Agreement or the consummation by Beluga of the transactions contemplated hereby.

(b)

Neither the execution, delivery and performance of this Agreement by Beluga nor the consummation by Beluga of the transactions contemplated hereby will conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Beluga.

Section 2.6  No Default

As of the Effective Date Beluga is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of its Certificate of Incorporation or Bylaws (or similar governing documents).

Section 2.7  No Undisclosed Liabilities; Absence of Changes

As of the Effective Date, Beluga does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of Beluga (including the notes thereto) or which would have a material adverse effect on Beluga.

Section 2.8 Litigation

(a)

There is no suit, claim, action, proceeding or investigation, pending or, to the knowledge of Beluga, threatened against Beluga.

(b)

Beluga is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future.

Section 2.9  Compliance with Applicable Law

(a)

Beluga holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Beluga Permits”).

(b)

Beluga is in compliance with the terms or the Beluga Permits.

(c)

Beluga conducts no business in violation of any law, ordinance or regulation of any Governmental Entity.

(d)

No investigation or review by any Governmental Entity with respect to Beluga is pending or, to the knowledge of Beluga, threatened, nor, to the knowledge of Beluga, has any Governmental Entity indicated an intention to conduct the same.

Section 2.10  Environmental Laws and Regulations

Beluga is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”).

Section 2.11  Insurance

Beluga currently does not maintain general liability and other business insurance.

Section. 2.12  Vote Required

The affirmative vote of the holders of at least a majority of the outstanding Beluga Shares is the only vote of the holders of any class or series of Beluga's capital stock necessary to approve and adopt this Agreement and the Share Exchange.

Section 2.13  Tax Treatment

Neither Beluga nor, to the knowledge of Beluga, any of its affiliates has taken or agreed to take action that would prevent the Share Exchange from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

ARTICLE 3 - Representations and Warranties of Panox

Panox hereby represents and warrants to Beluga as follows;

Section 3.1  Organization and Qualification

     (a) Panox is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

(b) Panox has heretofore delivered to Beluga accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Panox. Each of Panox and its subsidiaries if any is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing.

Section 3.2  Capitalization of Panox

     (a) All of the outstanding Panox Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of pre-emptive rights.

     (b) There are no securities of Panox convertible into or exchangeable for, no options or other rights to acquire from Panox, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of, any subsidiary of Panox.

     (c) The Panox Shares constitute the only class of equity securities of Panox or its subsidiaries.

Section 3.3   Authority Relative to this Agreement Recommendation

(a) Panox has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Panox (the “Panox Board”), and no other corporate proceedings on the part of Panox are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding Panox Shares. This Agreement has been duly and validly executed and delivered by Panox and constitutes a valid, legal and binding agreement of Panox, enforceable against Panox in accordance with its terms.

(b) The Panox Board has resolved to recommend that the stockholders of Panox approve and adopt this        Agreement.

Section 3.4  SEC Reports Financial Statements

Panox is not required to file forms, reports and documents with the SEC.

Section. 3.5  Consents and Approvals; No Violations

No filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Panox of this Agreement or the consummation by Panox of the transactions contemplated hereby.

Neither the execution, delivery and performance of this Agreement by Panox nor the consummation by Panox of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Panox or any of Panox's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract agreement or other instrument or obligation to which Panox or any of Panox 's  subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Panox or any of Panox's subsidiaries or any of their respective properties or assets.

Section 3.6  No Default

None of Panox or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Panox or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Panox, its subsidiaries or any of their respective properties or assets, except in the case or (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Panox. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Panox or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to Panox and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default there-under of which Panox is aware by any party obligated to Panox or any subsidiary thereunder.

Section 3.7  Litigation

There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Panox, threatened against Panox or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Panox or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

Section 3.8  Compliance with Applicable Law

(a)

Panox and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Permits (the “Panox Permits”).

(b)

Except as disclosed by Panox, Panox and its subsidiaries are in compliance with the terms of the Panox Permits.

(c)

Except as disclosed by Panox, the businesses of Panox and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity.

Section 3.9  Environmental Laws and Regulations

Panox is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”)

Section 3.10 Intellectual Property

(a) Each of Panox and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the “Panox Intellectual Property Rights”:).

     (b) The validity of the Panox Intellectual Property Rights and the title thereto of Panox or any subsidiary, as the case may be, is not being questioned in any litigation to which Panox or any subsidiary is a party.

(c) The conduct of the business of Panox and its subsidiaries as now conducted does not, to Panox's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Panox Intellectual Property Rights.

     (d) Each of Panox and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where Panox has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.11  Vote Required

The affirmative vote of the holders of at least a majority of the outstanding Panox Shares is the only vote of the holders of any class or series of Panox's capital stock necessary to approve and adopt this Agreement and the Share Exchange.

Section 3.12  Tax Treatment

Neither Panox nor, to the knowledge of Panox, any of its affiliates has taken or agreed to take any action that would prevent the Share Exchange from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.13  Material Contracts

     (a) Panox has delivered or otherwise made available to Beluga true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Panox is a party affecting the obligations of any party thereunder) to which Panox or any of its subsidiaries is a party or by which any of their properties or assets are bound that are material to the business, properties or assets of Panox and its subsidiaries taken as a whole (the “Panox Contracts”).

     (b) Each of the Panox Contracts is valid and enforceable in accordance with its terms, and there is no default under any Panox Contract so listed either by Panox of, to the knowledge of Panox, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default there-under.

ARTICLE 4 - Covenants

Section 4.1  Conduct of Business of Beluga

Except as contemplated by this Agreement, during the period from the Effective Date to the Closing, Beluga will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Closing.

Section 4.2  Conduct of Business of Panox

Except as contemplated by this Agreement, during the period from the Effective Date to the Closing, Panox will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Closing.

Section 4.3  Meetings of Stockholders

Each of Panox and Beluga shall take all action necessary, in accordance with their respective general corporation law of its respective state or province, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby.

Section 4.4  Additional Agreements. Reasonable Efforts

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement..

Section 4.5 Indemnification

     (a) To the extent, if any, not provided by an existing right under one of the parties, directors and officers liability insurance policies, from and after the Effective Date, Beluga shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Date and whether asserted or claimed prior to, at or after the Effective Date) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement.

     (b) To the fullest extent permitted by law, from and after the Closing, all rights to indemnification now existing in favour of the employees, agents, directors or officers of Beluga and Panox and their subsidiaries with respect to their activities as such prior to the Effective Date, as provided in Beluga's and Panox's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Share Exchange and shall continue in full force and effect for a period of not less than six years from the Closing.

     (c) The provisions of this Section 4.5 are intended to be for the benefit of and shall be enforceable by, each indemnified Party, his or her heirs and his or her representatives.

ARTICLE 5 - Conditions to Consummation of the Share Exchange

Section 5 1  Conditions to Each Party's Obligations to Effect the Share Exchange

The respective obligations of each party hereto to effect the Share Exchange are subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of Beluga and Panox;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of Beluga and Panox; and

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Share Exchange.

ARTICLE 6 - Miscellaneous

Section 6.1  Non-survival of Representations and Warranties

The representations and warranties made herein shall not survive beyond the Closing or a termination of this    Agreement. This Section 6.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing.

Section 6.2  Entire Agreement; Assignment

This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 6.3  Validity and Severability

If any provision of this Agreement or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 6.4  Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party at the address for each party first written on the front page of this Agreement or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 6.5  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, without regard to the principles of conflicts of law thereof.

Section 6.6.  Descriptive Headings

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.7  Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.8  Personal Liability

This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Beluga, Panox or any officer, director, employee, agent, representative or investor of any party hereto.

Section 6.9 Specific Performance

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Share Exchange, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 6.10  Construction

Beluga and Panox have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 6.11  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but which shall constitute one and the same agreement.

In Witness Whereof each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Beluga Composites Corporation

Per: ______________/s/ Michael Heller_________________

Panox Petroleum Products Inc.

Per: _________/s/ Dean Panofsky_______________________

ARTICLES OF SHARE EXCHANGE

OF

Beluga Composites Corporation

a Delaware Corporation

AND

Panox Petroleum Products Inc.

a Quebec Corporation

It is hereby certified that:

1.  The constituent business corporations participating in the share exchange herein certified are:

(i)       Beluga Composites Corporation, which is incorporated under the laws of the State of Delaware, the acquiring corporation; and

(ii)        Panox Petroleum Products Inc., which is incorporated under the laws of the Province of Quebec, the acquired corporation.

2.  An Agreement of Share Exchange has been approved, adopted, certified, executed and acknowledged by the Board of Directors and shareholders of Panox Petroleum Products Inc., the acquired corporation.

                          3.  The Agreement of Share Exchange has been approved, adopted, certified, executed and acknowledged by the Board of Directors and shareholders of Beluga Investments Inc., the acquiring corporation.

4.   The name of the acquiring corporation in the Share Exchange herein certified is Beluga Composites Corporation which will continue its existence as said acquiring corporation under its present name upon the effective date of said Share Exchange pursuant to the provisions of the laws of the State of its incorporation until such time as the stockholders and directors of the acquiring corporation resolve to change the name.

5.  The Agreement of Share Exchange between the aforesaid constituent corporations provides that the Share Exchange herein certified shall be effective on the Effective Date of the Agreement and Plan of Share Exchange.

Beluga Composites Corporation Per: _______/s/ Michael Heller_________	Panox Petroleum Products Inc. Per: ______/s/ Dean Heller_____________